Exhibit 10.2

SETTLEMENT AND ASSUMPTION AND ASSIGNMENT OF

MSK LICENSE AGREEMENT AND Y-MABS SUBLICENSE AGREEMENT

This SETTLEMENT AND ASSUMPTION AND ASSIGNMENT OF MSK LICENSE AGREEMENT AND Y-MABS SUBLICENSE AGREEMENT (together, the “Agreement”) is made and entered into as of December 2, 2019, by and among: (a) MabVax Therapeutics Holdings, Inc. and MabVax Therapeutics, Inc., each a debtor and debtor-in-possession (together, the “Debtors”), (b) Y-mAbs Therapeutics Inc. (“Y-mAbs”), and (c) Sloan Kettering Institute for Cancer Research (also known as Sloan-Kettering Institute for Cancer Research) (“MSK” and collectively with the Debtors and Y-mAbs, the “Parties”).

RECITALS

WHEREAS, on June 20, 2008, the Debtors and MSK entered into that certain Exclusive License Agreement regarding Polyvalent Conjugate Vaccines for Cancer (SK#14491) (as amended, the “MSK License”);

WHEREAS, on or about June 27, 2018, the Debtors and Y-mAbs entered into that certain Sublicense Agreement (the “Y-mAbs Sublicense”), pursuant to which the Debtors granted to Y-mAbs an exclusive worldwide sublicense for all of the Debtors’ rights in a neuroblastoma cancer vaccine under the MSK License;

WHEREAS, the Y-mAbs Sublicense requires, inter alia, that Y-mAbs use commercially reasonable efforts to obtain a Priority Review Voucher from the FDA and thereafter to promptly sell such Priority Review Voucher and that the Debtors are entitled to 20% of the Net Income received from the sale of a Priority Review Voucher;

WHEREAS, on June 27, 2018, the Parties entered into that certain Side Letter Agreement (the “Side Agreement,” together with the MSK License and Y-mAbs Sublicense, the “Vaccine Agreements”), which provides that MSK is entitled to 25% of any amounts received by the Debtors from the sale by Y-mAbs of the Priority Review Voucher (the “Initial MSK Revenue Share”);

WHEREAS, on March 21, 2019, the Debtors each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code commencing these chapter 11 cases;

WHEREAS, BioNTech AG (“BioNTech”) agreed to serve as the Stalking Horse Bidder (the “Stalking Horse Bid”) in these chapter 11 cases and in connection therewith made a binding offer to purchase substantially all of the Debtors’ assets (the “Sale”);

WHEREAS, as part of the Sale, the Debtors and BioNTech agreed that BioNTech would not acquire the Vaccine Agreements;

WHEREAS, on May 7, 2019, the Court approved the Sale [D.I. 141];

WHEREAS, on July 20, 2019, the Debtors filed the Motion of the Debtors for Entry of an Order (A) Authorizing the Debtors to Assume Executory Contracts and Pay Related Cure Costs and (B) Granting Related Relief [D.I. 190] (the “Motion to Assume”);

WHEREAS, the Motion to Assume seeks to assume but not assign the Vaccine Agreements and sets the total cure amount to be paid to MSK in connection with the MSK License and Side Agreement as $328,351.00 (the “MSK Cure Amount”), and the Y-mAbs Sublicense cure amount as $0;

WHEREAS, on August 2, 2019, MSK filed an objection to the Motion to Assume [D.I. 202] (the “Objection”);

WHEREAS, on August 23, 2019, the Debtors filed a Reply [D.I. 211] to the Objection and in further support of the Motion to Assume;

WHEREAS, following good faith discussions, the Parties agreed to resolve the Objection whereby the Debtors will assume the Vaccine Agreements pursuant to section 365 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et. seq. (as amended, the “Bankruptcy Code”), pay the MSK Cure Amount and thereafter assign the Vaccine Agreements to MSK; provided, however, as further set forth herein, the Debtors’ Retained Revenue Share (as defined herein) shall not be assigned or otherwise transferred to MSK, and the Debtors’ contractual right to receive the Debtors’ Retained Revenue Share shall remain property of the Debtors’ estates, and shall be freely assignable by the Debtors (and the Parties hereto agree to such assignment without objection), including to any of the Debtors’ assignees or designees, or a plan administrator, liquidating trust, or post-effective date debtor established pursuant to a plan confirmed by the Debtors, and will not be affected, altered, or impaired by this Agreement; and

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.            Definitions.

(a)	Capitalized terms, not otherwise defined herein, shall have the meanings ascribed to them in the Y-mAbs Sublicense.

2.             Assumption and Assignment of Vaccine Agreements.

(a)          Effective as of the date (the “Effective Date”) the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) enters an order approving this Agreement, the Parties agree that the Vaccine Agreements will be assumed by the Debtors, pursuant to section 365 of the Bankruptcy Code and shall concurrently be deemed assigned by the Debtors to MSK with no other instrument necessary to effectuate such assignment, but as amended by this Agreement; provided, however, that notwithstanding such assignment or anything in this Agreement to the contrary, the Debtors will retain their contractual rights pursuant to Section 3.3 of the Y-mAbs Sublicense (as such Section is amended by this Agreement as set forth in Section 2(c) below) (such Section 3.3 as amended hereby, “Amended 3.3(a)”, the Debtors’ entitlement thereunder, the “Debtors’ Retained Revenue Share”, and MSK’s entitlement thereunder, the “MSK Revenue Share”).

(b)          The Debtors shall be deemed third party beneficiaries of Amended 3.3(a) with a direct right against Y-mAbs to seek to enforce and collect the Debtors’ Retained Revenue Share. None of MSK, Y-mAbs or any of their respective successors in interest shall amend, waive, alter, terminate or replace Amended 3.3(a) in a manner that adversely affects the Debtors’ right to collect and receive the Debtors’ Retained Revenue Share. Notwithstanding any provision of this Agreement or the Vaccine Agreements to the contrary, MSK and Y-mAbs acknowledge and agree that, following the sale of a Priority Review Voucher by Y-mAbs, the Debtors are entitled to be paid the Debtors’ Retained Revenue Share and that nothing in this Agreement or the transactions contemplated hereby prejudices, waives or otherwise impairs that right (including, without limitation, the Debtors having already filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code).

(c)          As of the Effective Date, Section 3.3(a) of the Y-mAbs Sublicense is hereby deleted in its entirety and replaced with the following language:

“(a) In partial consideration for the rights granted to YmAbs under this Agreement, YmAbs shall pay (i) MabVax a one-time amount equal to fifteen percent (15%) of Net Income for the sale by YmAbs of one Priority Review Voucher and (ii) SKI a one-time amount equal to five percent (5%) of Net Income for the sale by YmAbs of such Priority Review Voucher. Such amounts will be paid to MabVax and SKI within thirty (30) days after YmAbs’ receipt of the Net Income from the sale of such Priority Review Voucher.”

(d)          The purpose of the Amended 3.3(a) is to enable Y-mAbs to pay the MSK Revenue Share directly to MSK. The Parties acknowledge and agree that the Debtors’ Retained Revenue Share and the MSK Revenue Share established under Amended 3.3(a) results in both the Debtors and MSK receiving the same amount they would have received prior to Amended 3.3(a) after accounting for the Debtors’ prior obligation to remit the Initial MSK Revenue Share to MSK. For the avoidance of doubt, the Debtors no longer will have any obligation to pay the Initial MSK Revenue Share (subject to Section 4), and neither the Debtors’ Retained Revenue Share nor the MSK Revenue Share shall reduce or increase the “Net Income” distributable to the Debtors by Y-mAbs in Amended 3.3(a).

(e)          Each of MSK and Y-mAbs further represent and warrant, severally and not jointly, that following the Effective Date they each agree to be bound by this Agreement and shall not take any action or fail to take any action that in any way modifies, alters or impairs the right of Debtors’ or Debtors’ assigns to receive and collect the Debtors’ Retained Revenue Share without the prior written consent of the Debtors.

(f)           Y-mAbs shall use commercially reasonable efforts to obtain and sell a Priority Review Voucher, and will notify the Debtors within five (5) business days if it obtains a Priority Review Voucher and within five (5) business days if its sells a Priority Review Voucher. Such notice will be given via electronic mail to dhansen@mabvax.com and leonhardt@teamrosner.com, or such other email addresses as the Debtors may later designate in writing.

(g)          Y-mAbs will provide an update on the progress of obtaining and/or selling a Priority Review Voucher upon request of MSK or the Debtors;

(h)          Nothing set forth in this Agreement shall affect, be deemed to affect, or otherwise prejudice the Debtors’ right to receive and collect the Debtors’ Retained Revenue Share or MSK’s right to receive and collect the MSK Revenue Share.

(i)           For the avoidance of doubt, this Agreement shall not be interpreted or deemed as a rejection or termination of any of the Vaccine Agreements.

(j)           For the avoidance of doubt: (x) as of and following the Effective Date, in no event shall MSK’s obligations to Y-mAbs under the Y-mAbs Sublicense exceed MSK’s obligations to Debtors under the MSK License (as amended by the Side Agreement) as existed immediately prior to the Effective Date; (y) Y-mAbs shall be obligated and liable for any and all amounts payable to MSK by Y-mAbs under the Side Agreement; and (z) no provision of this Agreement shall be interpreted to (A) expand the rights of or (B) reduce the obligations of Y-mAbs under the Y-mAbs Sublicense.

3.             Related Agreements.

(a)          Within five (5) business days after the Effective Date, the Debtors shall pay MSK the MSK Cure Amount which cures all existing defaults under the Vaccine Agreements. Y-mAbs agrees that to its knowledge no other amounts are due or owing to it by the Debtors under the Y-mAbs Sublicense Agreement.

(b)          MSK agrees that, other than the MSK Cure Amount, the Debtors do not owe any other or further amounts to MSK under the Vaccine Agreements including, without limitation, any patent costs, and MSK and Y-mAbs agree that the Debtors (and their assigns solely by virtue of such assignment) will have no further obligations or liabilities under the Vaccine Agreements to MSK or Y-mAbs including, without limitation, any patent costs.

(c)          Notwithstanding any provision in the Vaccine Agreements to the contrary, the Debtors’ right to receive and collect the Debtors’ Retained Revenue Share shall not be affected by the Debtors’ bankruptcy cases, the Sale, a conversion of the Debtors’ bankruptcy cases to cases under chapter 7 (in which case the chapter 7 trustee will succeed to such right) or any plan confirmed by the Debtors that transfers the Debtors’ assets to the Debtors’ assignees or designees, or a plan administrator, liquidating trust, or post-effective date debtor. Further, MSK and Y-mAbs expressly agree that the Debtors are authorized to transfer and assign their right to receive and collect the Debtors’ Retained Revenue Share to the Debtors’ assignees or designees, or a plan administrator, liquidating trust, or post-effective date debtor pursuant to a confirmed plan.

(d)           From and after the Effective Date, the Debtors (and their assigns solely by virtue of such assignment) shall not be liable or in any way obligated to MSK or Y-mAbs for continued use by Y-mAbs of the Patent Rights or any other matter licensed under the Vaccine Agreements.

(e)           Y-mAbs acknowledges and agrees that MSK shall have no liability or obligation hereunder or under any of the Vaccine Agreements for any breach or default by the Debtors or their assigns under the Vaccine Agreements existing or occurring on or prior to the Effective Date.

(f)            Y-mAbs agrees that it shall reimburse the Debtors for their respective reasonable, documented out-of-pocket fees and expenses (including reasonable attorney’s fees) incurred in connection with the negotiation and execution of this Agreement. Any such reimbursement by Y-mAbs hereunder shall be capped at $50,000. The afore-mentioned reimbursement shall be paid by Y-mAbs within five (5) business days after the Effective Date at the direction of the Debtors.

4.             Agreement Regarding Revenue Share. The Debtors agree that if Y-mAbs pays the MSK Revenue Share to the Debtors in error, the Debtors will immediately remit the entire amount to MSK (or its assign) without further notice to or authorization from the Bankruptcy Court. MSK agrees that if Y-mAbs pays the Debtors’ Retained Revenue Share to MSK in error, MSK will immediately remit the entire amount to the Debtors (or their assigns).

5.             Releases. On the Effective Date, MSK and Y-mAbs, on the one hand, and the Debtors, on the other hand, in respect of the mutual promises and other consideration recited in this Agreement, hereby release each other and their respective predecessors in interest, successors, shareholders, directors, officers, employees, agents, attorneys and assigns of any and all obligations, claims, and demands of any kind whatsoever, at law or in equity, direct or indirect, known or unknown, discovered or undiscovered, arising out of, by reason of, or relating in any way whatsoever to the Vaccine Agreements, except that the obligations arising out of this Agreement are not released; provided, however, that the foregoing shall not relieve Y-mAbs of its obligation to pay either the Debtors’ Retained Revenue Share or the MSK Revenue Share. For the avoidance of doubt, the foregoing does not release any obligations between and among MSK and Y-mAbs under the Vaccine Agreements or this Agreement, or any obligations between MSK and the Debtors created by, arising out of or related to the Assumption and Assignment of BII Agreements [D.I. 138].

6.             Further Assurances. Each of the Parties covenants and agrees, at its own expense, to execute and deliver, at the request of another party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the settlement, assumption and assignment contemplated by this Agreement.

7.             Choice of Law. This Agreement shall be governed by the laws of the State of New York without regard to choice of law principles.

8.             Successors and Assigns. As of the Effective Date, the terms of this Agreement shall inure to and be binding upon the parties hereto and their respective successors and assigns, including the Debtors’ assignees or designees, or a plan administrator, liquidating trust, or post-effective date debtor liquidating trustee appointed pursuant to a plan confirmed by the Debtors.

9.             Entire Agreement. This Agreement supersedes all previous agreements among the Parties and contains the entire understanding and agreement between the Parties with respect to the subject matter hereof and cannot be amended, modified or supplemented in any respect except by subsequent written agreement entered into by all Parties.

10.           Severability. In the event that any provision of this Agreement is held to be unenforceable, then such enforceability shall in no way affect the other terms and provisions of this Agreement, which shall remain in full force and effect.

11.           Retention of Bankruptcy Court Jurisdiction. The Bankruptcy Court shall retain exclusive jurisdiction over any disputes or other matters arising under or otherwise relating to this Agreement, and the Parties submit to the jurisdiction of the Bankruptcy Court to resolve any disputes under this Agreement.

12.           Miscellaneous. Each Party has consulted with counsel, or had an opportunity to consult with counsel, regarding the terms of this Agreement. It is acknowledged that each Party has participated in and jointly consented to the drafting of this Agreement and that any claimed ambiguity shall not be construed for or against either Party on account of such drafting.

13.           Warranty of Authority. The undersigned persons represent and warrant that they have full authority to execute this Agreement on behalf of the respective parties and that the respective parties have full knowledge of and have consented to this Agreement.

14.           Counterparts. This Agreement may be executed in counterparts, any of which may be transmitted by facsimile or email, and each of which shall be deemed an original.

15.           Effectiveness. The provisions of this Agreement shall become effective as of the Effective Date. If the Effective Date does not occur by December 20, 2019, this Agreement shall become null and void.

16.           Confidentiality.

(a)           Each of the Parties undertakes to treat as strictly confidential all information that it receives from another Party relating to its business affairs (“Confidential Information”). Each of the Parties may disclose any of the other Parties’ Confidential Information to its employees, directors, agents, affiliates, or third party contractors, potential or actual investors, acquirers or collaborators, and advisors (“Representatives”); provided that such Representatives have a need to know the Confidential Information in order to carry out this Agreement and are under a written obligation to safeguard the Confidential Information prior to disclosure. This duty of confidentiality shall not include Confidential Information that is already in the public domain, which enters the public domain for reasons beyond the relevant Party’s control, or which must be disclosed under a statutory obligation (provide the disclosing Party uses reasonable efforts to seek confidential treatment thereof where available). This duty of confidentiality shall survive any expiration or termination of the MSK License or the Y-mAbs Sublicense for five (5) years. Notwithstanding the foregoing, the Parties (or their successors) are authorized to file this Agreement with the Bankruptcy Court to have it approved or enforced.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Settlement and Assumption and Assignment of MSK License and Y-mAbs Sublicense as of the date first above written.

MabVax Therapeutics Holdings, Inc.
MabVax Therapeutics, Inc.		Y-mAbs Therapeutics, Inc.

By:	/s/ J. David Hansen	By:	/s/ Thomas Gad
Name:	J. David Hansen	Name:	Thomas Gad
Title:	Executive Chairman	Title:	Chairman, President

Sloan Kettering Institute for Cancer Research

By:	/s/ Eric M. Cottington
Name:	Eric M. Cottington, Ph.D.
Title:	Senior Vice President, Research &Technology Management